Exhibit 23.2

Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 ASR of Jefferies Group LLC of our report dated January 22, 2015 relating to the consolidated financial statements of Jefferies LoanCore LLC, which appear in Jefferies Group LLC’s Annual Report on Form 10-K for the year ended November 30, 2015. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, NY

February 4, 2016